EXHIBIT 10.1

NOTE AND STOCK PURCHASE AGREEMENT

THIS NOTE AND STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 14th day of April, 2009, by and between ONSTREAM MEDIA CORPORATION., a Florida corporation (the “Company”) and ROCKRIDGE CAPITAL HOLDINGS LLC, a Virginia limited liability company (the “Investor”).

WITNESSETH

WHEREAS, the Company desires to enter into this Agreement with the Investor to sell and issue (i) a promissory Note of the Company in the principal amount of up to $1,000,000.00 which Note shall be in the form attached hereto as Exhibit A (the “Note”), and (ii) 1,500,000 restricted shares (the “Shares”) of Common Stock, par value $.0001 per share (the “Common Stock”) of the Company; and

WHEREAS, the Investor desires to enter into this Agreement to acquire the Note and the Shares on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration for the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Authorization and Sale; Security Interest.

a.           Authorization.  The Company has authorized the issuance and sale of the Note and the Shares.

b.           Sale.  Subject to the terms and conditions hereof, the Investor agrees to make advances up to the aggregate maximum principal amount of $1,000,000 to the Company from time to time during the period from the date of this Agreement up to, but not including the Maturity Date.  At Closing, Investor shall advance an initial amount of $750,000.00 which loan shall be evidenced by and repaid with interest in accordance with the Note.  After the date of Closing, Investor agrees to make additional advances to the Company under the Note up to an aggregate maximum principal amount of $250,000 from time to time during the period from the date of the Agreement up to, but not including, the Maturity Date (as defined the Note) provided that the aggregate maximum principal amount of the Note shall at no time exceed $1,000,000.  As an origination fee for the Note, the Investor shall have the option to require the Company to issue the Shares upon not less than sixty-one (61) days prior written notice to the Company.  Upon receipt of such written notice, the Company shall issue the Shares to the Investor on the date requested in such notice.  The Company hereby authorizes Investor to record on the Note or in its internal computerized records the amount of each payment of principal received by Investor on account of the loans evidenced by such Note, which recordation shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of such Note and shall be considered correct and binding on Investor provided, that, the failure to make such recordation with respect to any payment shall not limit or otherwise affect the obligations of the Company under this Agreement or such Note.

c.           Security Interest.  In connection with the Note, the Company has granted Investor a first priority perfected security interest in the Collateral (as defined in the Security Agreement and with exceptions as to priority to certain of the Collateral as specified in the Security Agreement).   Regardless of the foregoing, the Note will be subordinated to the Company’s loan obligation to Thermo Credit, LLC, including the collateral described in Section 2.1 of that certain Security Agreement by and between the Company and Thermo Credit, LLC dated December 28, 2007 (and amended August 29, 2008), as well as any similar successor loan secured by the general equivalent of those same assets.

d.           Guaranty of Value of Shares.  In the event the Company borrows in excess of $750,000 hereunder, the Company hereby guaranties to Investor that: (i) on the date or dates, as applicable, in which Investor sells all or a portion of the Shares which have become saleable by the Investor and (ii) on the Maturity Date, the Shares shall have a minimum per share value of $.20 (the “Minimum Per Share Value”).  On the Maturity Date, provided that the Company has borrowed in excess of $750,000 from Investor, the Company shall pay the Investor the sum of (i) the cash difference between the Minimum Per Share Value and the average sale price for each previously sold Shares (whether such number is positive or negative) multiplied by the number of sold Shares and (ii) for the Shares which were not previously sold by Investor, the cash difference between the Minimum Per Share Value and the market value of the Shares at the Maturity Date (whether such number is positive or negative) multiplied by the number of unsold shares, up to a maximum amount of $75,000 in the aggregate for items (i) and (ii).   Stock prices shall be subject to adjustment for stock splits, stock dividends, and other similar transactions.

2.           Closing; Delivery.

a.           Closing.  The closing of the purchase and sale of the Note and the Shares under this Agreement shall take place, by facsimile, overnight delivery, e-mail or other means, simultaneously at the offices of the Investor’s counsel, Shipman & Goodwin LLP, One Constitution Plaza, Hartford, Connecticut 06103-1919 on April 14, 2009 (which time and place are designated as the “Closing”) or at such other time and place as the parties may agree.

b.           Delivery.  At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Investor: (i) the Note, (ii) the items specified in Section 4 hereof; and (iii) such other certificates, consents, waivers and agreements as are reasonably requested by the Investor (together with this Agreement, collectively the “Transaction Documents”), dated the date of the Closing, against payment of the $750,000 by Investor to the Company as of the date of the Closing by wire transfer.

3.           Representations and Warranties of the Company.  Except as expressly set forth (with a reference to a specific section in this Section 3) on Schedule 1 (the “Disclosure Schedules”) hereto as of the Closing, the Company represents and warrants to the Investor as follows:

3.1           Organization, Standing and Qualification; Articles and Bylaws.

a.             The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization, and is qualified, licensed or domesticated, in each jurisdiction where the nature of its activities or properties owned or leased by it makes such qualification, licensing or domestication necessary.  The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted.  Schedule 3.1 sets forth all jurisdictions in which the Company owns or leases property worth in excess of $50,000.

b.             The Company has made available to Investor true, correct and complete copies of the certificate incorporation and bylaws of the Company, and all amendments thereto through and including the date of the Closing (the “Charter Documents”).  The Company is not in material breach of any of the provisions of its Charter Documents.

3.2           Corporate Power.  The Company has all requisite power to enter into and to carry out and perform its obligations under this Agreement and the Note, and each of the other Transaction Documents to which it is a party and to sell and issue the Shares.

3.3           Authorization.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Note, and the other Transaction Documents, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance) and delivery of the Note and the Shares, has been taken or will be taken prior to the Closing.  The Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.4           Valid Issuance of Note and Shares.  The offer, sale and issuance of the Note and the Shares as contemplated by this Agreement have been conducted in accordance with all applicable state and federal securities laws of the United States.  The Shares have been duly and validly issued, are fully paid and nonassessable and free of restrictions on transfer, and will be issued in compliance with all applicable federal and state securities laws.

3.5           Contracts.  The Company is not in default in any respect under any material contract or commitment, and no event has occurred and no condition exists which, with notice or the passage of time or both, would constitute a default under any such contract or commitment by the Company or to the Company’s knowledge, by any other party except for such default which would not have a material adverse effect on the Company.  No party to such contract or commitment has threatened to terminate or has any intention of terminating its obligations thereunder.

3.6           Financial Statements.  Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act of 1933 (“Securities Act”) and the Securities and Exchange Act of 1934 (“Exchange Act”), for the two years preceding the date hereof (the foregoing materials, including exhibits thereto and documents incorporated by reference therein, being collectively referred to as the “SEC Reports”), on a timely basis or has received a valid extension of such time for filing all such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports compiled in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed contained any untrue statement of a material fact or submitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they made, not misleading.  The financial statements of the Company, included in the SEC Reports (the “Financial Statements”), comply in all material with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing.  The Financial Statements have been prepared in accordance with the United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in the Financial Statements and the notes thereto and except that unaudited Financial Statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of an for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited adjustments, the normal, year-end audit adjustments.

3.7           Absence of Certain Changes.  Since the date of the latest financial statements in the Company’s SEC Reports, except as disclosed in subsequent SEC Reports, there has not been any development or threatened development of a nature that would be materially adverse to the continuation of the business of the Company.

3.8           Taxes.  Except for matters that would not individually or in the aggregate have a material adverse effect on the Company, the Company has filed all tax returns and reports required to be filed and has paid all taxes due in connection therewith. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

For purposes of this Agreement “material adverse effect” means:

a.             a material adverse effect on the properties, business (as presently conducted and as is proposed to be conducted), operations, profits or financial condition of the Company taken as a whole;

b.             a material adverse effect on the ability of the Company or any subsidiary to perform its obligations under this Agreement or any of the Transaction Documents;

c.             a material adverse effect on the legality, validity or enforceability of any of the Company’s obligations under this Agreement, the Note, or the other Transaction Documents; or

d.             the creation of any liability or obligation (other than the obligations expressly set forth in the Transaction Documents) upon the Investor resulting from an act or omission of the Company or resulting from the transactions contemplated by the Transaction Documents.

3.9           Transactions With Related Parties.  Except as disclosed in the SEC Reports and in each case in excess of $100,000, there is no loan, lease or other continuing transaction or arrangement of any kind between the Company and any Company Affiliate or Related Party and the Company does not receive any services, support; facilities or other assistance of any kind from Affiliates or Related Parties. As used in this Agreement, “Company Affiliate” shall mean any person or entity controlling, controlled by or under common control with the Company and “Related Party” shall mean the Company’s employees, officers, directors and shareholders (as applicable), or any affiliate or relative of any such person.

3.10           Litigation.  Except as disclosed in the SEC Reports and in each case in excess of $100,000, there is neither pending nor to the Company’s knowledge threatened any action, suit, proceeding or claim, to which the Company or any executive officer of the Company (in his/her capacity as such an employee) is or may be named as a party or to which the Company or its property is or may be subject.

3.11           Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for certain post-closing filings required pursuant to applicable state and federal securities laws.  All such filings required in connection with the consummation of the transactions contemplated by this Agreement due by the Closing shall have been made by the Company by the Closing; and any such filings to be made thereafter shall be made by the Company in a timely manner following the Closing.

3.12           Title to Property and Assets; Leases.  Except as set forth on Schedule 3.12 or in the SEC Reports and in each case in excess of $10,000 (the “Permitted Liens”), the Company has good and marketable title to its property that is material to the business of the Company and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.  With respect to the property and assets it leases, the Company is in material compliance with such leases and, to the Company’s knowledge, the Company holds a valid leasehold interest free of any liens, claims or encumbrances.

3.13           Leases.  Set forth in the SEC Reports is a correct and complete list of all leases under which the Company is a lessee, other than personal property leases requiring rental payments of less than $10,000 per year, all of which rental payments do not in the aggregate exceed $100,000 per year.  The Company is not in default in any material respect, and no event has occurred and no condition exists which, with notice or the passage of time or both, would constitute such a default.

3.14           Patents and Trademarks.  The Company and its subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trade applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary and material for use in connection with their respective businesses described in the SEC Reports and for which the failure to do so have or could have a material adverse effect (collectively, the “Intellectual Property Rights”).  Neither the Company nor a subsidiary has received a written notice from any person that Intellectual Property Rights used by the Company or a subsidiary violates or infringes upon the rights of any person.  To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by any other person of any of the Intellectual Property Rights.  The Company has taken reasonable security measures to protect the secrecy and confidentiality of its Intellectual Properties, except where failure to do so could not, individually, in the aggregate reasonably be expected to have a material adverse effect on the Company.

3.15           Compliance with Other Instruments and Laws.  The Company is not in violation or default in respect of any provisions of any mortgage, indenture, contract, agreement, instrument, judgment, order, writ, decree to which the Company is subject or by which it is bound except for such violations or defaults which individually or in the aggregate would not have a material adverse effect on the Company.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not (i) violate or be subject to any preemptive rights or rights of first refusal, or (ii) result in a material violation of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or (iii) be in conflict with or constitute, with or without the passage of time and giving of notice, either (A) a material default under any such provision, instrument, judgment, order, writ, decree or contract or (B) an event which results in the creation of any material lien, charge or encumbrance upon any assets of the Company except in the case of clauses (ii) and (iii), such as could not have a material adverse effect on the Company.  To the Company’s knowledge, the Company is not in violation of any federal or state judgment, order, written decree, statute, rule, regulation or restriction applicable to the Company except for such violations which individually or in the aggregate would not have a material adverse effect on the Company.

3.16           Business of The Company.  The Company has no knowledge or belief that (i) there is pending or threatened any claim or litigation against or affecting the Company contesting its right to sell or use any product or service presently sold or used or planned to be sold or used by the Company, (ii) there exists, or there is pending or planned, any statute, rule, law, regulation, standard or code which would result in a material adverse effect on the Company or (iii) there is any other fact which in the future may result in a material adverse effect on the Company other than those occurring as a result of general industry developments that affect the Company and other participants in its industry in the same general fashion.

3.17           Use of Proceeds. The Company will use the funds advanced under the Note for general working capital, to fund the purchase of certain equipment and software, and for general corporate purposes.  None of the transactions contemplated in this Agreement (including, without limitation, the use of the proceeds from the sale of the Note or Shares) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto.  The Company does not own or intend to carry or purchase any “margin security” within the meaning of said regulations, including margin securities originally issued by it.  None of the proceeds from the sale of the Note or Shares will be used to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any “security” within the meaning of the Securities Act.

3.18           Applicability of and Compliance With Other Laws.  Borrower shall comply (to the extent necessary so that any failure to do so will not materially and adversely affect the business or property of borrower) with all laws that are applicable to Borrower’s business activities, including, without limitation, all law regarding (i) the collection, payment and deposit of employees’ income, unemployment, Social Security, sales and excise taxes; (ii) the filing of returns and payment of taxes; (iii) pension liabilities including ERISA requirements; (iv) environment al protection; and (v) occupational safety and health.

3.19           Indebtedness.  The SEC Reports contain a true and materially complete list and descriptions of the terms thereof (including without limitation a description of the material collateral securing such debt), of all debt instruments, loan agreements, indentures, or guaranties to which the Company is a party or is otherwise bound, other than obligations which may be terminated without payment or penalty by the Company upon not more than thirty (30) days notice and obligations which are otherwise disclosed in this Agreement.  All of the aforesaid items were entered into in the ordinary course of business, are valid and binding, in full force and effect and are enforceable in accordance with their respective terms and there exists no breach or default, or except as set forth on Schedule 3.19, any event which with notice or lapse of time or both, would constitute a material breach or default by any party thereto.  All of the indebtedness of Company which is required to be disclosed under GAAP is disclosed on the Financial Statements.

3.20           Insurance Coverage.  The Company shall maintain insurance coverage in accordance with Section 10 of the Security Agreement.

3.21           Brokers or Finders.  Except as set forth on Schedule 3.21, there is no contract, arrangement or understanding with each broker, finder or other similar person to which the Company has any commitment with respect to the transactions contemplated by this Agreement.

3.22           Illegal or Unauthorized Payments; Political Contributions.  Neither the Company nor, to its knowledge, any of the officers, directors, employees, agents or other representatives of the Company or any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.

3.23           Disclosure.  Neither this Agreement, the exhibits and schedules hereto, the Transaction Documents or any certificate required to be delivered by the Company under this Agreement or any Transaction Document to the Investor or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, when read or considered together, contains any untrue statement of a material fact nor knowingly omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.24           Patriot Act.  To the best of the Company’s knowledge, the Company has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Company hereby acknowledges that Investor seeks to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, the Company hereby represents, warrants and agrees that:  (i) none of the cash or property that the Company will pay or will contribute to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company to Investor, to the extent that they are within the Company’s and/or its subsidiaries’ control shall cause Investor to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  The Company understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering similar activities, the Company may undertake appropriate actions to ensure compliance with applicable law or regulation. The Company further understands that the Investor may release confidential information about the Company and, if applicable, any underlying beneficial owners, to proper authorities if Investor, in its sole discretion, determines that it is required by law under the laws set forth in subsection (ii) above.

4.           Conditions to Closing.

The obligation of Investor to make the Loans is subject to the fulfillment to its satisfaction on or prior to the Closing of each of the following conditions:

4.1           Financing Documents.  The Company shall have executed and delivered this Agreement, the Note and each of the Transaction Documents, including without limitation:

a.             Security Agreement.  A Security Agreement in form and substance satisfactory to Investor (the “Security Agreement”) granting a security interest to Investor in the Collateral (as defined in the Security Agreement) and such other security agreements as may be required by Investor (together with the Security Agreement, the “Security Documents”).

4.2           The Company’s Closing Certificate.  Concurrently with the delivery of Note to Investor at the Closing, Investor shall have received a certificate signed by the President of the Company, the truth and accuracy of which shall be a condition to Investor’s obligation to purchase the Note and Shares at the Closing, to the effect that (i) the representations and warranties contained in Section 3 are true on and as of the Closing Date, (ii) the Company has not changed its jurisdiction of incorporation or been a party to any merger or consolidation and has not succeeded to all or any substantial part of the liabilities of any other entity since the date of the Financial Statements, and (iii) the Company is not in default and except as set forth on Schedule 4.2, no waiver of default is currently in effect with respect to any obligations relating to any Indebtedness (as defined in Section 5.1(b)(i)(c) of this Agreement) of the Company, and to its knowledge, except as set forth on Schedule 4.2, no event has occurred or condition exists and is continuing with respect to any such Indebtedness that would permit (or except as set forth on Schedule 4.2, that with notice or the lapse of time, or both, would permit) one or more persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

4.3           Legal Opinions.  Investor shall have received from the Company’s counsel, its opinion dated as of the Closing, substantially in the form of Exhibit 4.3.

4.4           Funding Instructions.  On or prior to the Closing, Investor shall have received written instructions executed by a responsible officer of the Company directing the manner of the payment of funds and setting forth (i) the account name and number into which funds are to be deposited, and (ii) the name and telephone number of the account representative responsible for verifying receipt of such funds.

4.5           Authority.  Investor shall have received the following, in each case in form and substance satisfactory to it and its counsel: a copy of resolutions of the Board of Directors of the Company, certified by an authorized officer of the Company as of the Closing, duly authorizing the borrowing contemplated by this Agreement and the Note and the execution, delivery and performance by the Company of this Agreement, the Transaction Documents and any other documents executed by or on behalf of such party in connection with the transactions contemplated hereby; and an incumbency certificate of the Company as to the person or persons executing and delivering each such document.

4.6           Compliance With Applicable Law.  No fact or condition shall exist under applicable law or applicable regulations thereunder or interpretations thereof by any regulatory authority which in Investor’s reasonable opinion would make it not legal for the Company to borrow money or for the Company to perform its obligations under this Agreement and each of the Transaction Documents.

4.7           Satisfactory Proceedings.  Such proceedings taken in connection with the transactions contemplated by this Agreement, and such documents necessary to the consummation thereof (including without limitation all Transaction Documents) shall have been executed by the appropriate parties thereto, shall be reasonably satisfactory in form and substance to Investor and its counsel, and Investor shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

4.8           Fees and Expenses.  The Company shall have paid to Investor all of its reasonable fees and expenses, including the reasonable fees and out of pocket costs of Shipman & Goodwin LLP, due and payable by the Company at the Closing.

4.9           Material Adverse Change.  Since the date of the Financial Statements and except as disclosed in the SEC Reports, no adverse material change in the financial condition of Borrower has occurred.

4.10           Waiver of Conditions.  If on the Closing Date the Company fails to tender to Investor any Note or Shares to be issued to Investor on such date or if any of the conditions specified in this Section 4 have not been fulfilled, Investor may thereupon elect to be relieved of all further obligations under this Agreement.  Without limiting the foregoing, if any of the conditions specified in this Section 4 have not been fulfilled, Investor may waive compliance by the Company with any such condition to such extent as it may in its sole discretion determine.  Nothing contained in this Section 4.10 shall operate to relieve the Company of any of its obligations hereunder or to waive any rights of Investor against the Company.

5.           Covenants of the Company.

5.1.          a.           Affirmative Covenants.  The Company covenants and agrees that for so long as the Note remains outstanding, the Company will:

(i)            Payment.  Duly and punctually pay, or cause to be paid, the principal and interest on the Note on the date(s) on which such principal, premium (if any) and interest becomes due and comply with its obligations under the Transaction Documents;

(ii)           Financial Reporting.  Make available to the Investor:

(a)	its Form 10-K or 10KSB, within three (3) days of filing the same with the SEC;

(b)	each Form 10-Q, within three (3) days of filing the same with the SEC; and

(c)	within three (3) days of filing the same; copies of all documents, forms, or reports filed with the SEC or any governmental or regulatory agency; and

(d)	such other information as the Investor may reasonably require from time to time.

(iii)          Taxes.  Promptly pay and discharge, or cause to be paid and discharged, when due and payable, unless contested by the Company in good faith, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any subsidiary;

(iv)          Properties.  Keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper, or legally required, repairs, renewals, replacements, additions and improvements thereto; and the Company will at all times materially comply with each provision of all material leases to which it is a party or under which it occupies, or has possession of, any property;

(v)           Insurance.  Keep its material assets which are of an insurable character insured by financially sound and reputable insurers, against loss or damage by fire, extended coverage and explosion and insurance against other hazards and risks and liability to persons and property all to the extent, in amounts and in the manner customary for companies in similar businesses similarly situated;

(vi)          Compliance With Laws.  Duly observe and conform to in all material respect all laws, rules, regulations and requirements of governmental authorities relating to the conduct of its business or to its property or assets;

(vii)          Legal Existence.   Maintain in full force and effect its legal existence, rights, government approvals and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it; and

(viii)         Subsidiaries.  Cause any subsidiary which it may now have and/or which it may organize or acquire in the future to comply fully with all terms and provisions of this Article 5 to the same extent as if such subsidiary or subsidiaries were the "Company" herein.

(ix)           Payment of Indebtedness.  The Company will:

(a)
pay or cause to be paid the principal of and the premium or other prepayment charge, if any, and interest on all Indebtedness (as defined below), whether heretofore or hereafter incurred or assumed by it, when and as the same shall become due and payable subject to any applicable grace period and not permit any such Indebtedness which is subordinate to the Note to be paid in advance of its scheduled due date;

(b)
faithfully perform, observe and discharge all covenants, conditions and obligations imposed on it by all instruments evidencing such Indebtedness and all indentures and other agreements securing such Indebtedness or pursuant to which such indebtedness is issued except for such violations which would not have a material adverse effect on the Company; and

(c)	not permit the occurrence of any act or omission that is or may be declared to be a default under any such instrument, indenture or agreement.

(x)           Prompt Notice of Materially Adverse Events or Events of Default.  Provide prompt notice of the commencement of any action or proceeding relating to the Company or any subsidiary in any court or before any governmental authority or arbitration board or tribunal as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, is reasonably likely, in the Company’s sole judgment, to have a material adverse effect; and of any other development that could, in the Company’s sole judgment, have a material adverse effect.

(xi)           Notices of Default.  Provide prompt notice by telephone (confirmed by written notice) of:

(a)
the occurrence of any Event of Default under this Agreement or any Transaction Document, or of the occurrence of any event that upon the giving of notice or lapse of time or both would constitute such an Event of Default;

(b)
the occurrence of any default respecting Indebtedness of the Company, or, as to any event that requires notice from the holder of such Indebtedness in order to constitute such default, the receipt of such notice, or, as to the occurrence of any event that does not require notice from the holder of such Indebtedness but that with the lapse of time would constitute such default, the occurrence of such event;

(c)	the waiver by the holder of any Indebtedness of any such default or of any such event;

(d)
acceleration by the holder of any such Indebtedness of the maturity thereof, any demand for payment by the holder of any Indebtedness for borrowed money of the Company or any subsidiary that is payable upon demand; or the exercise of any put or similar right requiring the Company to repurchase such Indebtedness; and

(e)	any action by the holder of any Indebtedness to exercise its rights respecting any collateral for such Indebtedness.

The Company shall, promptly upon receipt thereof by the Company, transmit to the Investors a copy of any notice from any holder of such Indebtedness relating to any of the events described in this Section 5.1(a)(xi) provided that for purposes of this section 5.1(a)(xi), notice pursuant to Sections 5.1(a)(xi)(b) through Section 5.1(a)(xi)(e) above shall only be required in the event that such Indebtedness is in excess of an aggregate fifty thousand dollars ($50,000.00).

5.1           b.           Negative Covenants.  The Company covenants and agrees that for so long as the Note remains outstanding, the Company will not do any of the following without the written consent of Investor:

(i)           Indebtedness; Liens; Subsidiary Liabilities.

(a)
Create, incur, issue, assume, guarantee or otherwise become or remain directly or indirectly liable for any Indebtedness of the Company provided that the Company may incur Indebtedness without Investor’s prior written consent if: (i) such Indebtedness is and becomes at all times junior and subordinate to the Indebtedness represented by the Note; (ii) such Indebtedness is purchase money indebtedness securing the cost of acquisition of assets and subject to purchase money liens or security interests (it being agreed that the currently outstanding $1 million convertible debentures meets such definition); or (iii) such Indebtedness relates to accounts receivable financing from Thermo Credit LLC or a successor accounts receivable financer to Thermo Credit LLC, if any.

(b)
Create, assume or permit, any Lien upon any of its properties or assets, whether now owned or hereafter acquired, which is superior in priority or title to the lien and security interest granted to Investor herein and by the Security Agreement (with such limitations as to priority as specified in the Security Agreement) except (i) Liens existing as of the date hereof and disclosed in Section 3.12 of the Disclosure Schedules, (ii) any Lien created on any real property or equipment in connection with the leasing of such real property or equipment, and (iii) Permitted Liens.

(c)	For purposes of this Agreement:

“Indebtedness” shall mean, at any time, with respect to the Company:(i) liabilities for borrowed money (whether or not evidenced by a security);(ii) any liabilities for borrowed money secured by any Lien (as defined below) existing on property owned by such person (whether or not such person is personally liable in respect thereof);(iii) any obligations in respect of any capital lease of such person;(iv) all obligations of such person in respect of banker’s acceptances, other acceptances, letters of credit and other instruments serving a similar function issued or accepted by banks and other financial institutions for the account of such person (whether or not incurred in connection with the borrowing of money);(v) all unfunded pension fund, employee medical or welfare obligations and liabilities; and (vi) any guaranty of such person of any obligation or liability of another person of a type described in any of clause (i) through clause (vi), inclusive, of this definition.

“Lien” shall mean any and all liens, claims, mortgages, security interests, charges, encumbrances, and restrictions on transfer of any kind;

“Permitted Liens” shall mean (i) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings conducted with due diligence and for the payment of which the Company has furnished adequate security; (ii) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted with due diligence and for the payment of which the Company has furnished adequate security; (iii) statutory Liens incidental to the conduct of the business of the Company which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; (iv) personal property leases and similar liens and purchase money liens or security interests securing the cost of acquisition of assets subject to such liens or security interests; and (v) any action, proceeding, attachment, prejudgment remedy or post judgment remedy for the payment of money which in the aggregate are less than $200,000 or if such amount is released, vacated or discharged within sixty (60) days of notice of the same or is stayed pending appeal.

(ii)           Conflicting Agreements.  Become subject to any agreement or instrument, which by its terms would (under any circumstances) restrict the Company’s right to perform any of its obligations pursuant to the terms of this Agreement, the Note, or any of the other Transaction Documents.

(iii)           Related Party Transactions. Enter into any material transaction with any Related Party or affiliate of the Company which is not, in the reasonable judgment of the Company, an arms length transaction.

6.           Events of Default; Remedies; Demand Obligation.

a.           Events of Default.  The following events are “Events of Default” under this Agreement:

(i)           The Company shall default in the due and punctual payment of the principal of or interest on the Note as and when such principal or interest shall become due and payable, whether upon maturity or by acceleration, demand or otherwise and such default shall continue for a period of ten (10) days after written notice thereof by the Investor;

(ii)           The Company shall fail to comply with any of its other agreements or covenants in, or provisions of, this Agreement, the Note, or any other Transaction Document and such default shall have continued for a period of ten (10) days after the written notice thereof by the Investor to the Company;

(iii)           The institution of bankruptcy or insolvency proceedings under the Bankruptcy Code, or any other similar applicable federal or state law, which in the case of an involuntary filing remains and is charged ninety (90) days after such filing;

(iv)           There is entered a decree or order of a court having jurisdiction over the matter for the appointment of a receiver or liquidator, or trustee, or assignee in bankruptcy or insolvency of the Company or of all or substantially all of its property, or for the winding up or the liquidation of its affairs, and such decree or order has continued in force undischarged or unstayed for a period of ninety (90) days;

(v)           The Company institutes proceedings to be adjudged a voluntary bankrupt, or consents to the filing of bankruptcy proceeding against it, or files a petition or answer or consent seeking reorganization under the Bankruptcy Code or any other similar or applicable federal or state law, or consents to the filing of any such petition, or consents to the appointment of a receiver, liquidator or trustee in bankruptcy, or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due;

(vi)           The Company merges with or into or consolidates with any other corporation and it is not the surviving entity or sells, leases, transfers or otherwise disposes of all or substantially all of its assets, properties or business to any person, firm, corporation or organization;

(vii)           The Company is in default of the payment of principal or interest on any outstanding Indebtedness for borrowed money to a third party the default of which would have a material adverse effect on the Company;

(viii)          Any representation, warranty, certification or statement made by or on behalf of the Company in this Agreement, the Note, any other Transaction Document or in any certificate or other document delivered pursuant hereto or thereto shall have been incorrect when made in a respect that is material to the validity or enforceability of any of the Transaction Documents or to the creditworthiness of the Company, or this Agreement, the Note or any other Transaction Document shall for any reason cease to be in full force and effect (except in accordance with its express terms) or shall be declared null and void, or the Company shall deny or contest the enforceability thereof; or

(ix)           The Security Agreement shall for any reason, except to the extent permitted by the terms thereof or by the Company’s failure (through no fault of Investor) to take such steps to maintain perfection of such security interest, cease to create a valid and perfected security interest in any material part of the Collateral (as defined in the Security Agreement).

b.            Remedies Upon Default; Payment Upon Demand.

(i)           Upon the occurrence of any of the Events of Default set forth in Section 6(a)(iii) through (vi), or (ix) of this Agreement, the aggregate unpaid balance of the principal amount of the Note and accrued and unpaid interest thereon shall automatically become immediately due and payable without notice, presentment, demand, protest or other requirements of any kind, all of which are expressly hereby waived.

(ii)           Upon the occurrence of any other Event of Default set forth above, the Investor may at its option, by written notice to the Company, declare the principal amount of the Note, all accrued interest thereon and all other amounts due hereunder and under any Transaction Document to be immediately due and payable.

(iii)           The Investor may take any action or proceeding at law or in equity which it deems advisable for the protection of its interest to collect and enforcement payment, and to protect and realize on any collateral securing the Note, and the Company shall pay all expenses, court costs and reasonable attorneys’ fees incurred in connection with or arising out of any default or demand for payment hereunder.

7.           Survival of Warranties/Indemnification.

a.           Survival of Warranties.  The representations and warranties of the Company and the Investor contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing.

b.           Indemnification of the Purchaser.  The Company (the “Indemnifying Party”), agrees to indemnify, defend and hold the Investor and its current and future affiliates and their respective current and future officers, directors, managers, partners, employees and agents (each, an “Indemnified Party”) harmless from and against all liabilities, losses, claims, actions, costs, expenses and damages, together with all reasonable costs and expenses related thereto (including, without limitation, reasonable legal and accounting fees and expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, whether or not in connection with pending or threatened litigation to which an Indemnified Party is a party) (collectively, “Losses”) suffered by any of them, directly or indirectly, as a result of or in connection with losses suffered by any of them directly or indirectly, as a result of a breach of any representation or warranty made by the Company contained in Section 3 hereof.

c.           Notice of Claim.  After obtaining knowledge of any claim or demand which has given rise to a claim for indemnification under this Section 7 (referred to herein as an “Indemnification Claim”), an Indemnified Party will be required to give written notice to the Company of such Indemnification Claim (“Notice of Claim”).  A Notice of Claim will be given with respect to all Indemnification Claims; provided, however, that the failure to give Notice of Claim to the Company will not relieve the Company from any liability that it may have to an Indemnified Party hereunder to the extent that the Company is not prejudiced by such failure.  The Notice of Claim will set forth the amount (or a reasonable estimate) of the Losses suffered, or which may be suffered, by an Indemnified Party as a result of such Indemnification Claim and a brief description of the facts giving rise to such Indemnification Claim.

8.           Miscellaneous.

a.           Successors and Assigns.  This Agreement may not be assigned by any party hereto, except that the Investor may assign or transfer all or a portion of the Shares, subject to compliance with applicable securities laws.  Any assignment in violation of the terms of this Agreement shall be null and void.  The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

b.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to the principles of conflict of laws thereof.

c.           Counterparts; Delivery by Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of this Agreement may be effected by facsimile.

d.           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

e.           Notices.  Unless otherwise provided, any notice required or permitted hereunder shall be given by personal service upon the party to be notified, by nationwide overnight delivery service or upon deposit with the United States Post Office, by certified mail, return receipt requested and:

(i)           if to the Company, addressed to:

Onstream Media Corporation
1291 SW 29 Avenue
Pompano Beach, FL  33069-4359
Attention:  Randy S. Selman, Chairman, President and CEO

With a copy to:

Roetzel & Andress, LPA
100 S.E. 3rd Avenue, 8th Floor
Fort Lauderdale, FL  33394
Attn:  Joel D. Mayersohn, Esq.

(ii)           if to the Investor, addressed to:

Rockridge Capital Holdings LLC
300 Bic Drive, 2nd Floor
Milford, CT  06461
Attn:  David Friedman, Managing Director

With a copy to:

Shipman & Goodwin LLP
One Constitution Plaza
Hartford, Connecticut 06103-1919
Attn:  James C. Schulwolf, Esq.

or at such other address as the Company or the Investor, respectively, may designate by notice to the other parties in accordance with the provisions of this Section 7.f.

f.           Expenses.  Except as set forth in Section 4.9, the Company and the Investor shall bear their own expenses and legal fees incurred on their behalf with respect to the negotiation and execution of this Agreement and the closing of the transactions contemplated hereby.  The Company shall pay the reasonable legal fees incurred by the Investor with respect to the enforcement of this Agreement, the Note, the other Transaction Documents and/or with respect to responding to any request made by the Company for the consent of the Investor to any action that the Company wishes to take that is either barred under the terms of any such document or requires the consent of the Investor therefore.

g.           Trial by Jury.  EACH PARTY HEREBY WAIVES ITS RIGHT TO CLAIM A TRIAL BY JURY WITH RESPECT TO ANY ACTION BY OR AGAINST SUCH PARTY ARISING HEREUNDER.

h.           Waiver.  EACH PARTY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION. TO THE EXTENT ALLOWED UNDER APPLICABLE LAW, STATE OR FEDERAL, THE COMPANY HEREBY WAIVES ITS RIGHTS TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH INVESTOR, AND/OR THE SUCCESSORS OR ASSIGNS OF INVESTOR MAY DESIRE TO USE.

i.           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either prospectively or retroactively), only with the written consent of the Company and the Investor.

j.           Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

k.           Entire Agreement.  This Agreement (including the exhibits hereto) and the documents referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto.

l.           Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or the Investor upon any breach, default or noncompliance of the Investor or the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investor of any breach, default or noncompliance under this Agreement or any waiver on the Company’ or the Investor’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, by law, or otherwise afforded to the Company and the Investor, shall be cumulative and not alternative.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

ONSTREAM MEDIA CORPORATION

By:	/s/ Randy S. Selman
	Name:	Randy S. Selman
	Title:	President and Chief Executive Officer

INVESTOR:

ROCKRIDGE CAPITAL HOLDINGS, LLC

By:	/s/ David Friedman
	Name:	David Friedman
	Title:	Managing Director